Exhibit 10.2

AT-WILL EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated September 5, 2017, is by and between BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company (“Employer” or “BioLargo Engineering”), and _________ (“Employee”) (collectively, “the parties”).

RECITALS

A.           Employee has unique education and experience qualifications which both Employee and Employer believe are well suited to the business of Employer, and as such, Employer desires to hire Employee.

B.           It is now the mutual desire of Employer and Employee to enter into a written employment agreement to govern the terms of Employee’s employment by Employer as of the start of the term of this Agreement on the terms and conditions set forth below.

TERMS AND CONDITIONS

In consideration of the promises of the parties set forth below, Employer and Employee hereby agree as follows:

1.           Term. Subject to the provisions of Section 4 of this Agreement, the term of employment of Employee under this Agreement shall begin ______, and continue until terminated pursuant to Section 5.

2.           Position and Duties. During the Term of Employee’s employment, Employee shall serve as the “__________”. Employee shall report to the President of Employer, or its Board of Directors, unless otherwise directed.

3.           Compensation and Related Matters. Employee’s compensation and benefits are provided by BioLargo Development Corp., an affiliate of Employer and wholly owned subsidiary of BioLargo, Inc., and consist of the following:

(a)         Monthly Salary. Employer shall pay Employee a monthly rate of $______, payable in arrears and in accordance with Employer’s normal payroll practices applicable to other employees. Employee’s salary may be adjusted from time to time by Employer in accordance with Employer’s normal business practices.

(b)         Bonus. During Employee’s employment, Employee shall be eligible to receive a cash bonus in such amount, and from time to time, in accordance with the company’s standard operating procedure, as determined by Employer in its sole and absolute discretion.

(c)          Expenses. Employee shall be entitled to receive reimbursement for all reasonable expenses incurred during the term of Employee’s employment by Employer in performing services hereunder provided that (i) such expenses are incurred and accounted for in accordance with Employer’s policies and procedures as Employer may adopt from time to time; and (ii) Employee presents appropriate written expense statements, vouchers or such other supporting information in accordance with Employer’s policies and procedures as Employer may adopt from time to time. Reimbursement in general shall be in arrears and payable within 30 days of submission to Employer.

(d)          Benefits. Employee shall be entitled to participate in the following employee benefit plans and arrangements in effect on the date hereof in which other employees of Employer are eligible to participate:

(i)       Health insurance for Employee, beginning the first of the month following the first full month of employment, as provided to other employees; and

(ii)      Paid “personal time off” (PTO) days, accruing 1.5 per month, subject to a maximum of one-year’s worth of PTO days (e.g., 18). Once the maximum number of PTO days is reached, no further days are earned until PTO days are used. At no time does Employee accumulate more than one year’s worth unused PTO days. Upon termination of employment, Employee shall receive compensation for any unused and currently accumulated PTO days, up to the maximum.

(e)          Ownership. Employee will be awarded ______ shares of Class B membership interests (the “Class B Membership Interest”) in Employer (BioLargo Engineering). The rights of Class B membership interests are defined in the Operating Agreement of BioLargo Engineering. As of the date hereof, Class B Membership interests do not have any “financial rights” as that term is defined in Tennessee Code 48-249-102(11). As such, Class B Members are not yet entitled to share in profits, losses or distributions of BioLargo Engineering. Financial rights may be granted to Class B Members in the future at the discretion of a three-member committee (which includes Randall Moore) that will be guided by the company’s performance over time, as detailed in the Profit Sharing Plan attached hereto as Attachment B. The Class B Membership Interest granted to Employee, and any financial rights in the Company, are subject to repurchase by the Company in the event of the termination of this Agreement, as set forth in the Operating Agreement.

(f)          BioLargo Stock Option. In addition to the foregoing, Employee shall be issued an option to purchase ___________ shares of BioLargo, Inc. common stock, at an exercise price equal to the closing price of BioLargo’s common stock as of September 5, 2017 ($0.45). The option shall expire 10 years from the date of grant, and be subject to discretionary vesting in equal installments over five years beginning September 5, 2018, and each September 5th thereafter. The number of shares that vest in total in any one vesting period shall be determined by the BioLargo Engineering committee referenced in Paragraph 3(e) above. No further shares vest after cessation of employment.

4.           Termination. During the Term of this Agreement, Employee’s employment may be terminated only as follows and subject to notice as set forth in Section 5(a) below:

(a)         Death. Employee’s employment shall terminate immediately upon Employee's death without further action of Employer.

(b)         Disability. Employer may, acting in its sole and absolute discretion, terminate Employee’s employment under this Agreement because of Employee’s Disability. For purposes of this Agreement, the term "Disability" shall mean a physical or mental illness, impairment or condition reasonably determined by Employer that prevents Employee from performing the duties of Employee’s position under this Agreement.

(c)         Cause. Employer may, acting in its sole and absolute discretion, terminate Employee's employment for Cause. Employer shall have "Cause" to terminate Employee's employment if Employee either: (i) continuously fails to substantially perform Employee's duties hereunder (unless such failure is a result of a Disability as defined in Section 4(b)); or (ii) engages in intentional misconduct or illegal or grossly negligent conduct which is materially injurious to Employer monetarily or otherwise.

(d)         Without Cause. Employer may, acting in its sole and absolute discretion, terminate Employee's employment at any time Without Cause. A termination "Without Cause" is a termination of Employee’s employment by Employer for any reason whatsoever or for no reason.

(e)         Voluntary Termination. Employee may voluntarily terminate Employee's employment with Employer at any time for any reason whatsoever.

5.            Notice and Date of Termination

(a)         Notice of Termination. Any termination of Employee's employment by Employer or by Employee during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party that specifies the effective date of the termination (“Notice of Termination”).

(b)         Date of Termination. The “Date of Termination” shall be: (i) the date of Employee's death if Employee's employment is terminated by Employee's death; (ii) the date on which it is determined that Employee has suffered a Disability if Employee's employment is terminated due to Disability; and (iii) if Employee's employment is terminated for any other reason by either party, the date specified for termination of Employee’s employment in the Notice of Termination is at least 30 days after delivery of the notice.

6.           Compensation and Benefits Upon Termination. Employee shall be entitled to receive Employee’s salary and bonus, if any, that have accrued through the Date of Termination. Employer shall have no further obligations to Employee as a result of such termination except as set forth in Sections 10 and 14.

7.           Works Made For Hire. Employee shall promptly and fully inform Employer of, and disclose to Employer, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Employee develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, “Invention Ideas”). Employee hereby assigns to Employer (or a related entity as designed by Employer) exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively, “Intellectual Property”). All copyrightable Invention Ideas are intended by Employee to be a “work made for hire” by Employee for Employer and owned by Employer pursuant to Section 201(b) of Title 17 of the United States Code.

Employee shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Employer may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by Employer, in order to enable Employer to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 7. Employee hereby appoints Employer as Employee’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Employee.

If for any reason the foregoing assignment is determined to be unenforceable Employee grants to Employer a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

Because of the difficulty of establishing when Employee first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Employer’s confidential and Proprietary Information (defined below) or equipment, facilities or data, Employee agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Employee or with the aid of Employee within one (1) year after the normal termination of Employee’s employment with Employer. Employee can rebut that presumption if Employee proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Employee’s assignment with Employer; (ii) was conceived or developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or confidential and Proprietary Information; and (iii) did not result from any work performed by Employee for or on behalf of Employer.

Employee acknowledges that there is no intellectual property, proprietary right or work product that Employee desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Employee’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Employee and any other person or entity.

This Section 7 is made for the benefit of both Employer, and its related and affiliated entities, including without limitation BioLargo, Inc., and BioLargo Life Technologies, Inc., and the rights of Employer are assignable to any of its related entities.

8.       Unfair Competition and Protection of Proprietary Information. Employee shall not at any time (including after Employee’s employment with Employer terminates) divulge, furnish or make accessible to anyone any of Employer’s (or its related entities) confidential or Proprietary Information or use in any way any of Employer’s Proprietary Information other than as reasonably required to perform Employee’s duties under this Agreement. Employee shall not undertake any other acts or omissions that would reduce the value to Employer of Employer’s Proprietary Information. The restrictions on Employee’s use of Employer’s Proprietary Information shall not apply to knowledge or information that Employee can prove is part of the public domain through no fault of Employee. Employee agrees that such restrictions are fair and reasonable.

Employee agrees that Employer’s Proprietary Information constitutes a unique and valuable asset of Employer that Employer acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Employee in confidence in the course of Employee’s provision of services to Employer. Employee also agrees that any disclosure or other use of Employer’s Proprietary Information other than for Employer’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Employer and to its parents, subsidiaries, affiliates, divisions and related entities. In addition to all other remedies Employer may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 8.

Employee agrees that Employer’s employees constitute a valuable asset of Employer. Employee agrees that Employee shall not, during the Term and for a period of twenty-four (24) months thereafter, directly or indirectly, for Employee or on behalf of any other person or entity, solicit any person who was an employee of or assigned to or consultant to Employer (at any time while Employee is performing any services for Employer or at any time within twelve (12) months before or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Employer or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Employer’s employment or relationships with such persons. Employee agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Employer. Further, Employee shall not engage in any other unfair competition with Employer. Employee agrees that such restrictions are fair and reasonable.

As used in this Agreement, “Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Tennessee Code Section 47-25-1702), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Employer or any or any of its parents, subsidiaries, affiliates, divisions or related entities, including without limitation BioLargo, Inc., or directly or indirectly useful in any aspect of the business of Employer or its parents, subsidiaries, affiliates, divisions or related entities, whether or not marked as confidential or proprietary and whether developed by Employee, by Employer or its parents, subsidiaries, affiliates, divisions or related entities or by others. Without limiting the foregoing, Proprietary Information includes (a) the names, locations, practices and requirements of any of Employer’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Employer; (b) confidential or secret development or research work of Employer or its parents, subsidiaries, affiliates, divisions or related entities, including information concerning any future or proposed services or products; (c) Employer’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Employer’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Employer or its parents, subsidiaries, affiliates, divisions or related entities.

Employee agrees that, upon leaving Employer's employ, Employee will make himself reasonably available to answer questions from Employer’s officers regarding Employee's former duties and responsibilities and the knowledge Employee obtained in connection therewith. In addition, Employee will not take with Employee, without the prior written consent of any representative authorized to act on behalf of Employer, Proprietary Information.

Employee recognizes and agrees that Employee has no expectation of privacy with respect to Employer’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Employee’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

9.         Restriction of Employee’s Activities. During the Term, including any period during which Employer is making any payments to Employee pursuant to this Agreement, neither Employee nor any person or entity acting with or on Employee’s behalf, nor any person or entity under the control of or affiliated with Employee, shall, directly or indirectly, in any way Compete with Employer. Employee agrees that, if Employee has any business to transact on Employee’s own account that is similar to the business entrusted to Employee by Employer, Employee shall notify Employer and always give preference to Employer’s business. Employee agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Employer (or its parents, subsidiaries, affiliates, divisions or related entities) or on a list of prospective clients or customers of Employer, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Employer (or its parents, subsidiaries, affiliates, divisions or related entities) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

10.        Withholdings. All payments required to be made by Employer hereunder to Employee or Employee's estate or beneficiaries shall be subject to the payroll and withholding deductions required by applicable law.

11.        Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and delivered by Federal Express or any other nationally recognized overnight carrier, in person, or via electronic mail, to the address below (for Employer), and to Employee’s address of record as maintained by Employer, or such other address as either Employee or Employer may designate by notice to the other party as provided herein:

If to Employer:      BioLargo Engineering, Science & Technologies, LLC

105 Fordham Road

Oak Ridge, TN 37830-7043

Randall.Moore@biolargo.com

With a copy to:

BioLargo Development Corp

c/o BioLargo, Inc.

14921 Chestnut St.

Westminster, CA 92683

Email: Dennis.Calvert@biolargo.com

If to Employee:     Address and email information at signature line

Communications made pursuant to this Section 11 shall be deemed to have been given to Employee or Employer on the day of delivery.

12.        Governing Law; Severability. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the state of Tennessee. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.        Jurisdiction. The parties agree that any action or proceeding arising directly or indirectly from this Agreement shall be arbitrated or litigated before arbitrators or in courts located in Anderson County, Tennessee.

14.          Arbitration.

(a)     Covered Claims. Other than as provided in this Agreement, any controversy, dispute or claim between Employee and Employer or its parents, subsidiaries, affiliates, divisions or related entities, or their officers, directors, agents, other employees, or successors, or otherwise arising out of the employment relationship, shall be settled by binding arbitration, at the request of either party. Arbitration shall be the exclusive method for resolving any covered dispute, provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided by and consistent with federal or state law, without waiving the right to arbitration.

Both Employer and Employee understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all claims subject to this Agreement.

The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the provisions of the Federal Arbitration Act (9 U.S.C. Sections 1, et seq.). Employee and Employer understand that they are giving up no substantive rights, and this agreement to arbitrate simply governs forum.

The claims which are to be arbitrated under this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), misappropriation of trade secrets or unfair competition, claims for violation of public policy, wrongful termination, tort claims, claims for unlawful retaliation, discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, age, sex, military status, or any other characteristic protected by applicable federal, state, or local law), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.

The claims which are not covered by this Agreement and are excluded from arbitration are: claims for workers' compensation (this exclusion does not include claims alleging retaliation based on the filing of or participation in a workers’ compensation claim) or unemployment insurance benefits, petitions or charges that could be brought before the National Labor Relations Board or claims under a collective bargaining agreement, claims covered by a written employment contract signed by both parties which expressly provides for resolution of disputes in accordance with that contract’s terms, claims under employee pension, welfare benefit or stock option plans if those plans contain some form of procedure for resolution of disputes under the plan, and claims by federal law which are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act. Nothing in this Agreement precludes the employee from filing a charge with the Equal Employment Opportunity Commission or similar state or local agency or precludes the parties from participating in any investigation before a federal, state, local or other governmental agency. However, the parties understand that any claim for relief must be arbitrated pursuant to this Agreement.

(b)     Waiver of Multi-Plaintiff, Class, Collective and Representative Actions. Except where prohibited by federal law, such as claims under the Dodd-Frank Wall Street Reform Act, covered claims must be brought on an individual basis only, and arbitration on an individual basis is the exclusive remedy. Neither party may submit a multi-plaintiff, class, collective or representative action for resolution under this Agreement, and no arbitrator has authority to proceed with arbitration on such a basis. Nothing herein limits Employee’s right and the rights of others collectively to challenge the enforceability of this Agreement, including the class/collective action waiver. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. Employer will assert that Employee has agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims. To the extent the filing of such an action is protected concerted activity under the National Labor Relations Act, such filing will not result in threats, discipline, discharge or other adverse action. In the event a court determines this waiver is unenforceable with respect to any claim, then this waiver shall not apply to that claim, that claim must be filed in a court of competent jurisdiction, and such court shall be the exclusive forum for all such claims.

(c)     Mediation Procedures. Mediation involves an attempt by the parties to resolve a dispute with the aid of a neutral third party not employed by Employer. The dispute will be referred to mediation only if both parties agree to mediate. A mediation request may be made by serving a written request to the American Arbitration Association (“AAA”) via telephone, email, regular mail or fax. Requests for mediation may also be filed online via the AAA website at https://www.adr.org/. Any mediation shall take place in Anderson County, Tennessee.

(d)     Arbitration Procedures. Arbitration is the process by which a neutral third party makes a binding decision relating to a dispute. Arbitration is not optional. It is required to resolve any claim that this Agreement covers.

The demand for arbitration must be in writing and must be made by the aggrieved party within the time period required under applicable law to file an administrative complaint or charge, and if there is no such requirement under applicable law, it must be made within the time period of the applicable statute of limitations. Failure to do so constitutes a waiver to raise that claim in any forum. To initiate arbitration, Employee must deliver the written demand to Employer at the address set forth in Section 11 or such other address Employer may designate by notice to Employee. For Employer to initiate arbitration, it must deliver the written demand for arbitration to Employee at the address set forth below Employee’s signature or such other address Employee may designate by notice to Employer.

The arbitration shall take place in Anderson County, Tennessee before a single neutral arbitrator and administered by AAA. The procedural provisions of the Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) and the AAA Employment Arbitration Rules & Mediation Procedures shall govern the arbitration proceedings. You may obtain a copy of the AAA Employment Arbitration Rules & Mediation Procedures before signing this Agreement at https://www.adr.org/ or by calling AAA at 800.778.7879.

The arbitrator shall apply the applicable substantive law to determine issues of liability, damages and other remedies regarding all claims to be arbitrated. The arbitrator’s award shall be in writing (within 30 days following the hearing and the submission of the matter to the arbitrator), with factual findings, reasons given and evidence cited to support the award. Any authorized decision or award of the arbitrator shall be final and binding on the parties. Any court of competent jurisdiction may enter judgment upon the award, either by (i) confirming the award or (ii) vacating, modifying or correcting the award on any ground permitted by applicable law.

The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by Employer. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, except that, as a part of any remedy that may be awarded, the arbitrator shall have the authority to award the parties his, her, or its costs and attorneys’ fees where required or permitted by, and in accordance with, applicable federal or state law. The costs unique to arbitration (for example, the arbitrator’s or arbitration administration fees) will not be shifted to Employee, however.

EMPLOYEE AFFIRMS THAT EMPLOYEE UNDERSTANDS THAT BY USING ARBITRATION TO RESOLVE DISPUTES EMPLOYEE IS GIVING UP ANY RIGHT TO A JUDGE OR JURY TRIAL WITH REGARD TO ALL CLAIMS SUBJECT TO THIS AGREEMENT.

EMPLOYEE AFFIRMS THAT EMPLOYEE KNOWINGLY AND FREELY ENTERED INTO THIS AGREEMENT, HAS HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND APPLICABLE RULES, AND HAS BEEN PROVIDED SUFFICIENT OPPORTUNITY TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO ACCEPTANCE OF ITS TERMS.

Employee Initials: ________

15.       Limitation on Liability.

In accordance with Tennessee Code Section 48-249-114(a)(1), Employee, by virtue of being an employee or member of Employer, does not incur or have any personal obligation and is not otherwise personally liable for the acts, debts, liabilities, or obligations of Employer, whether such arise in contract, tort or otherwise, or for the acts or omissions of any other member, manager, employee or other agent of Employer, solely by entering into this Agreement or becoming a member of BioLargo Engineering, Science & Technologies, LLC.

16.       Attorney's Fees. Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement.

17.       Complete Agreement; Modification or Waiver; Entire Agreement. This Agreement represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties. No provision of this Agreement may be modified or waived except in a document signed by Employee and the President of Employer or such other person as may be designated by the Board of Directors. This Agreement constitutes the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

18.       Miscellaneous. No right or interest to, or in, any payments shall be assignable by Employee; provided, however, that Employee shall not be precluded from designating in writing one or more beneficiaries to receive any amount that may be payable after Employee's death and that the legal representative of Employee's estate shall not be precluded from assigning any right hereunder to the person or persons entitled thereto. If Employee should die while any amounts would still be payable to Employee hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's written designee or, if there be no such designee, to Employee's estate. This Agreement shall be binding upon and shall inure to the benefit of Employee, Employee's heirs and legal representatives and Employer and its successors.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first above written.

BioLargo Engineering, Science & Technologies, LLC	EMPLOYEE

/S/RANDALL MOORE	/S/[EMPLOYEE]

_______________________________	________________________________

By: Randall Moore, President	Name:

Date signed: _____________________	Address: ________________________

________________________________

Email:

Date signed: ______________________

Acknowledged and accepted by BioLargo Development Corp. and BioLargo, Inc., including specifically the issuance of the option to purchase ______ shares of BioLargo, Inc. common stock, set forth in Section 3(f), and the issuance of ____ Class B Membership Interests to Employee, set forth in Section 3(e).

/S/DENNIS P CALVERT

_______________________________

By: Dennis P. Calvert, President

Date signed: ____________________

Exhibit A

BIOLARGO ENGINEERING, SCIENCE & TECHNOLOGIES, LLC

2017 PROFIT SHARING PLAN

1.	PURPOSE

The BioLargo Engineering, Science & Technologies, LLC 2017 Profit Sharing Plan (the “Plan”) is intended to provide incentives to key executives and employees of the Company, especially the seven founding employees, to encourage them to acquire an ownership interest in the company and remain in the service of the company, and to attract new professionals and employees with outstanding qualifications.

The Plan provides a mechanism by which employees can collectively earn up to 30% of the total ownership in BioLargo Engineering, Science & Technologies, LLC (the “Company”) over a period of five years in the discretion of the three-member Compensation Committee, which initially shall include Randall Moore (Company President), Dennis Calvert (BioLargo’s President), and Charles K. Dargan II (BioLargo’s Chief Financial Officer). The Compensation Committee will be guided by the Performance Criteria, defined below, in evaluating whether ownership and profit interests are warranted.

2.	DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, the capitalized terms used herein shall have the following meanings:

(a)      “Award” means a grant of a Class B Membership Interest or a Financial Right.

(b)     “Award Agreement” means a written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

(c)     “Board” shall mean the Board of Directors of the Company.

(d)     “Class A Members” means those who hold Class A membership interests in the Company. As of the inception of the Plan, the only Class A Member is BioLargo, Inc.

(e)     “Class B Members” means those who hold Class B membership interests in the Company.

(f)     “Class B Membership Interest” means an interest in the Company as a Class B Member.

(g)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)     “Committee” shall mean the Compensation Committee of the Board, appointed in accordance with Section 4 of the Plan.

(i)      “Company” shall mean BIOLARGO ENGINEERING, SCIENCE & TECHNOLOGIES, LLC, a Tennessee limited liability company.

(j)      “Director” shall mean a member of the Board of the Company.

(k)     “Employee” shall mean an individual who is employed by the Company.

(l)      “Financial Rights” are rights to share in the Company’s profits, losses and distributions, as set forth in Tennessee Code Sections 48-249-102(11). Financial Rights for all members of the Company are defined in and governed by the Operating Agreement.

(m)     “Founding Employees” shall mean the seven individuals employed by the Company at its founding (subject to varying agreement and work-start dates).

(n)     “Operating Agreement” shall mean the operating agreement dated September 1, 2017, defining the terms and conditions of the operations and ownership of the Company, including the Financial Rights of all members.

(o)     “Participant” means an individual selected by the Committee to receive an Award.

(p)     “Plan” shall mean this BIOLARGO ENGINEERING, SCIENCE & TECHNOLOGIES, LLC 2017 PROFIT SHARING PLAN, as it may be amended from time to time.

3.	EFFECTIVE DATE

The Plan was adopted by the Board effective September 1, 2017.

4.	ADMINISTRATION

(a)     The Plan shall be administered, in the discretion of the Board from time to time, by the Compensation Committee, which shall be appointed by the Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. Two members of the Committee shall be appointed by the Class A Members, and those persons shall be Dennis Calvert and Charles K. Dargan II. One member of the Committee shall be appointed to the Committee by the Class B Members, and that person shall initially be Randall Moore. The Committee shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by the unanimous consent of the members of the Committee, shall be the valid acts of the Committee.

(b)     The Committee shall from time to time at its discretion select the individuals to whom Awards are granted pursuant to the Plan. No Committee member shall be liable for any action or determination of the Committee made in good faith with respect to the Plan, an Award, or other right granted hereunder.

(c)     Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

5.	PARTICIPATION

Participants shall be such persons as the Committee may select for Awards from among the employees of the Company.

6.	TYPES OF AWARDS.

Subject to the terms of this Plan, the Committee may grant an Award to any Participant it selects, individually or in combination, and including (i) a Class B Membership Interest in the Company, or (ii) Financial Rights in the Company. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award. An Award of Financial Rights in the Company shall be coupled with an existing or newly awarded Class B membership interest in the Company.

Awards granted under the Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

Awards shall be subject to the terms and conditions of the Operating Agreement.

7.	AWARDS OF CLASS B MEMBERSHIP INTERESTS

Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of a Class B Membership Interest, with all the rights of such members as set forth in the Operating Agreement, including the number of shares of such interest to be awarded to the Participant. As of the inception of the Plan, Class B Members do not have Financial Rights in the Company.

Initially, the Committee shall award a total of 3,000 shares of Class B membership interests to the Founding Employees.

Awards of Class B Membership Interests shall be subject to, and conditional upon, the Participant’s acceptance and execution of the Operating Agreement, and are subject to the Company’s repurchase upon termination of the Participant’s employment.

8.	PROFIT (FINANCIAL) INTERESTS IN THE COMPANY

The Committee may award Financial Rights to the Class B Members as a class in accordance with the provisions in this Section. Financial Rights include a share of profits, losses and distributions. Cash distributions are made to both Class A and Class B Members at the same time, in accordance with the Operating Agreement, and at the discretion of the Company’s Board. Distributions may be made quarterly, annually, or at such other time as the Board may determine, and shall take into consideration the cash needs of the Company.

At the inception of the Plan, Class B Members have no Financial Rights, meaning, no rights to share in profits, losses, or distributions. At inception of the Plan, the Class A Member has 100% of the Financial Rights.

Within thirty days of September 1, 2018, the Committee shall meet to consider an award of Financial Rights to the Class B Members. The total potential Financial Right to be considered in September 2018 shall be the right to share in up to five percent (5%) of the Company’s future profits, losses and distributions. In making its determination of whether to award zero percent, five percent, or some number in between, the Committee shall consider the below described Performance Criteria. The Committee’s decision is final and is applicable to the Class B Members as a class, and not to any individual Class B Member.

In subsequent years, the Committee shall meet within 30 days of September 1st. The meetings in 2019, 2020, and 2021 shall consider additional Financial Rights to share in up to five percent of future profits, losses and distributions. The meeting in 2022 shall consider the award of an additional Financial Right of up to ten percent in future profits, losses and distributions. Cumulatively, the Committee may consider awarding profit interests to the Class B Members over the five years of up to 30 percent, such that the Class A Member, BioLargo, would have a 70 percent profit interest.

Awards of Financial Rights to the Class B Members shall be effective immediately on award. Any profits, losses, or distributions made subsequent to the award shall be made as if the award was retroactive to the first of year in which the award was made. Awards of Financial Rights shall not alter or effect cash distributions made prior to the date of the Award.

9.	PERFORMANCE CRITERIA

The Committee shall determine Awards of Financial Rights by assessing the Company’s overall performance against the following target benchmarks, which shall serve to guide the Committee. The completion of all benchmarks is not required to award the full profit sharing interest under consideration:

(i)       Total gross revenues, from all sources: [confidential portion omitted and filed separately with the Securities and Exchange Commission].

(ii)       Positive cash flow by March 31, 2018. In determining whether cash flow is positive or negative, amounts paid to the Company by BioLargo, Inc., or any affiliate of BioLargo, for services or otherwise, shall not be considered.

(iii)      Collection of receivables: for the second through the fifth year, 90% of outstanding accounts receivable are less than 90 days old.

(iv)       Profit: 10% (1st year); 13% (2nd year); 15% (3rd year); 18% (4th year); and, 18% (5th year). Profit shall mean EBITDA (earnings before interest, taxes, depreciation and amortization), and shall not consider employee bonuses.

(v)       The scale-up and commercialization of the AOS water technologies: [Milestones TBD].

(vi)      Engage for contracted services from employees of BioLargo Canada, and bill for those services to third party customers to generate revenue – target is 10% (1st – 5th year).

(vii)     Retention of clients: Less than ten (10) lost (1st – 5th year).

10.	VESTING OF BIOLARGO INC STOCK OPTIONS.

Each of the Founding Employees received an option to purchase shares of BioLargo, Inc. common stock. The shares vest over five annual periods beginning September 2018, in increments of up to 20 percent annually. The percent of shares that vests each period shall equate to the Committee’s decision to award Financial Rights to the Class B Members set forth in Section 8 above. Should the Committee award five out of a possible five percent, all shares subject to vesting shall vest. Should the Committee award four out of a possible five percent, 4/5 of the shares subject to vesting shall vest (and 3 of 5 percent, 3/5 shares shall vest, etc). For example, should the Committee award 4 of 5 percent Financial Rights to the Class B Members in September 2018, for an employee that had 50,000 shares subject to vesting at that time (e.g., an option to purchase 250,000 shares), 40,000 shares (4/5ths) would vest.

11.	TERM OF PLAN

The Plan shall continue indefinitely.

12.	AMENDMENT OF THE PLAN

The Board may from time to time, with respect to any membership shares, suspend or discontinue the Plan or revise or amend it in any respect whatsoever.

13.	NO RETENTION OF RIGHTS

Nothing in the Plan, and nothing by virtue of an Award, shall confer upon the Recipient any right to continue in service with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Recipient, which rights are hereby expressly reserved by each, to terminate his or her service with the Company at any time and for any reason, with or without cause.

14.	EXECUTION

To record the adoption of the Plan by the Board on September 1, 2017, the Company has caused an authorized officer to affix the corporate name hereto.

BIOLARGO ENGINEERING SCIENCE & TECHNOLOGIES, LLC

By:

Name: Randall Moore

Title: CEO and President

Exhibit B

Form of BioLargo Stock Option Agreement

[FORM OF] STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (this “Agreement”) is made and entered into as of ________ (the “Grant Date”) by and between BioLargo, Inc., a Delaware corporation (the “Company”), whose address is 14912 Chestnut Street, Westminster, CA 92683, and ________________, an individual (“Optionee”). Capitalized terms used herein without definition shall have the meanings given to them in Appendix “A” attached hereto and incorporated herein by this reference).

RECITALS

A.     Optionee has entered into an employment contract (“Employment Contract”) with the Company’s subsidiary based in Tennessee, BioLargo Engineering, Science & Technologies, LLC (the “Subsidiary”), pursuant to which the Company agreed to issue this option as a portion of compensation due to Optionee under such contract.

B.     In addition to the Employment Contract, Optionee has been awarded a Class B Membership Interest in the Subsidiary, and pursuant to a profit sharing plan adopted by the Subsidiary, the Class B Members may be awarded certain “financial interests” in the Subsidiary, as that term is defined by Tennessee law.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Stock Option. The Company hereby grants to Optionee a Non-Qualified Stock Option (the “Option”) to purchase, upon and subject to the terms and conditions of this Agreement, all or any part of _________ shares (the “Shares”) of Stock at a per share exercise price of $ (the “Per Share Exercise Price”).

2. Vesting. No Shares are vested as of the date of this Option. The Shares may vest over a period of five years beginning September 2018, at which time up to 20% of the Shares may vest (and 20% each September thereafter). The vesting of Shares is hereby delegated to the committee established by the Subsidiary’s profit sharing plan, a copy of which is attached hereto as Exhibit A, in accordance the terms thereof. The committee shall notify Optionee and the Company of the percent of shares that have vested within 30 days of such decision.

3. Manner of Exercise and Payment.

3.1     Optionee shall exercise the Option by giving (a) written notice of such exercise to the Company, specifying the number of shares of Stock with respect to which such Option is being exercised, together with (b) payment of the full purchase price for such shares, by wire transfer to a Company account designated by the Company or by unendorsed certified or cashier’s check, equal to the number of shares to be purchased multiplied by the Per Share Exercise Price.

3.2     Cashless Exercise. In lieu of exercising this Option by payment in cash or check, Optionee may elect to pay the Per Share Exercise Price by reducing the number of Shares issuable upon exercise of this Option in accordance with the following formula:

X =	Y(A-B)
A

Where:              X     =     the number of Shares to be issued to the Optionee.

Y     =     the number of Shares requested to be exercised under this Option.

A     =     the Fair Market Value of one (1) Share of Common Stock as of the date such Option is exercised.

B     =     the Per Share Exercise Price.

3.1. Effective Date of Exercise. The date upon which such written notice is given and payment of the full purchase price is received by the Company shall be the exercise date for the Option; in the event of a cashless exercise, the date upon which such written notice is given shall be the exercise date for the Option. From such exercise date, Optionee shall be entitled to the issuance of a stock certificate evidencing Optionee’s ownership of the shares of Stock acquired pursuant to such exercise (but subject to Section 8 hereof). Optionee shall not have any of the rights or privileges of a stockholder of the Company (including, without limitation, rights to distributions, voting rights, inspection rights, dissenter’s rights, rights to bring a derivative action, or other rights of a shareholder under applicable corporate law) in respect of any shares of Stock issuable upon exercise of such Option until and only to the extent such Option is exercised and certificates representing such shares shall have been issued and delivered.

3.2. No Fractional Shares. No installment of such Stock Option shall be exercisable except with respect to whole shares.

4. Termination.

4.1. In General. The Option granted under Section 1 hereof, to the extent unexercised, shall terminate at the close of business on the tenth (10th) anniversary of the Grant Date.

4.2. Change of Control. Notwithstanding the provisions Section 2 above, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a Change of Control. If, in connection with the Change of Control, this Option is not assumed, or if a substitute Option is not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the Option prior to the Change of Control or fail to preserve, to the extent applicable, the benefit to be provided to the Optionee as of the date of the Change of Control, including but not limited to the right of the Optionee to receive shares upon exercise of the Option that are registered for sale to the public pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission, then each holder of an Option that is outstanding as of the date of the Change of Control shall have the right, exercisable by written notice to the Company (or its successor in the Change of Control transaction) within 30 days after the Change of Control (but not beyond the Option’s expiration date), to receive, in exchange for the surrender of the Option, an amount of cash equal to the excess of the greater of the Fair Market Value of the Shares determined on the Change of Control date or the Fair Market Value of the Shares on the date of surrender covered by the Option (to the extent vested and not yet exercised) that is so surrendered over the purchase or grant price of such Shares under the Award. If the Board (or the Committee) so determines prior to the Change of Control, any such Option that is not exercised or surrendered prior to the end of such 30-day period will be cancelled.

5. Non-Transferability. Neither Optionee nor any successor or assignee thereof shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the Option granted under Section 1 hereof, other than by will or by the laws of descent and distribution, and such Option shall be exercisable during Optionee’s lifetime only by Optionee; nor shall all or any part of such Option be subject to seizure by any creditor of any such person, by a proceeding at law or in equity, and no such benefit shall be transferable by operation of law in the event of the bankruptcy or insolvency of Optionee or any successor or assignee thereof. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Company shall thereupon have no further liability hereunder.

6. Compliance With Securities and Tax Laws. No shares of Stock shall be issued pursuant to the exercise of the Option except in compliance with all applicable federal and state securities and tax laws and regulations and in compliance with rules of stock exchanges on which the Stock may be listed. In furtherance of the foregoing and not in order to limit the generality of the foregoing in any way:

6.1. Representation. The Company, as a condition to the issuance of such shares, may require the person exercising Option to represent and warrant at the time of such exercise that any shares of Stock acquired upon exercise are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under any applicable law, regulation or rule of any governmental agency.

6.2. Notice of Sale. The person acquiring such shares shall give the Company notice of any sale or other disposition of any such shares not less than ten (10) days after such sale or other disposition.

6.3. Withholding. Optionee acknowledges and agrees that the Company, in order to fulfill its withholding obligations under any federal, state or local tax law upon exercise of the Stock Option, may (a) withhold such sums from other compensation due Optionee, (b) require Optionee to pay to the Company such amounts as a condition to the delivery of shares pursuant to such exercise, or (c) sell shares that would otherwise be delivered to Optionee upon exercise of the Option in order to raise cash in the necessary amount.

7. Miscellaneous.

7.1. Complete Agreement. This Agreement, and any appendices, schedules, exhibits or documents referred to herein or executed contemporaneously herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior written, and all prior and contemporaneous oral, agreements, representations, warranties, statements, promises and understandings with respect to the subject matter hereof; whether express or implied. All schedules, appendices and exhibits attached hereto are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

7.2. Payments Subject to Creditors. Payments to Optionee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Company; and no person, other than the Company, shall have, by virtue of the grant of the Option hereunder, any interest in such assets. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof; such right shall be no greater than the right of any unsecured general creditor of the Company.

7.3. No Contract of Employment. It is expressly understood by the parties hereto that this Agreement are not intended to be an employment contract. Nothing contained in this Agreement and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, (a) a trust of any kind, or a fiduciary relationship between the Company and Optionee; or (b) a contract of employment for any term of years, or a right of Optionee to continue in the employ of the Company in any capacity.

7.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Optionee and Optionee’s successors, assigns, heirs, executors, administrators and beneficiaries. Nothing in this Section 9.4 shall be deemed to modify or waive in any manner whatsoever such prohibitions on transfer or assignment of Optionee’s rights hereunder as are contained elsewhere in this Agreement.

7.5. Amendment. Except as provided herein, this Agreement may not be amended, altered, modified or terminated except by a written instrument signed by the parties hereto, or their respective successors or assigns.

7.6. Notice. Whenever this Agreement requires that notice be given by or to the Company or Optionee, such notice shall be given to the Company at the address first set forth above (or to such other address as the Company may communicate to Optionee under this Section 7.6) and to Optionee at such address as is set forth on the books and records of the Company for the mailing of any documents with respect to Optionee as follows: (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by certified United States mail, in which case notice shall be deemed to have been given two (2) days after deposit of such notice with the United States Postal Service; or (c) by DHL, Federal Express, United Parcel Service, or similar internationally-recognized overnight delivery service, in which case notice shall be deemed to have been given one (I) day after deposit of such notice or instrument with such service.

7.7. Governing Law, Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. The parties agree that the exclusive venue for any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect of this Agreement, shall be a court sitting in the County of Orange, or the Federal District Court for the Central District of California sitting in the County of Orange, in the State of California, and further agree that any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to assert a jury trial.

7.8. Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Agreement or of any particular section hereof.

7.9. Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

7.10. Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

7.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BIOLARGO, INC.

By:__________________ ________________

Dennis P. Calvert, President

Optionee:

By:__________________________________